Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

IRVINE SENSORS CORPORATION,

OPTEX SYSTEMS, INC.

and

TIMOTHY LOONEY

made as of

DECEMBER 30, 2005

Table of Contents

I. Definitions		1

II. Purchase of Shares and Closing		9
2.1	Purchase and Sale; Option	9
2.2	Purchase Price.	9
2.3	Estimated Closing Date Balance Sheet	12
2.4	Escrow	12
2.5	The Closing	13
2.6	Post-Closing Adjustment to Cash Purchase Price	16
2.7	Further Assurances	17

III. Representations and Warranties of Seller		18
3.1	Title to Shares	18
3.2	Power and Authority	18
3.3	Valid and Binding Agreement	18
3.4	No Breach; Consents	18
3.5	Brokerage	18
3.6	Investment	19
3.7	Personal Goodwill	19

IV. Representations and Warranties Regarding the Company		19
4.1	Incorporation; Power and Authority	19
4.2	Valid and Binding Agreement	19
4.3	No Breach; Consents	20
4.4	Capitalization	20
4.5	Subsidiaries	21
4.6	Financial Statements	21
4.7	Absence of Undisclosed Liabilities	21
4.8	Books and Records	22
4.9	Absence of Certain Developments	22
4.10	Property	24
4.11	Accounts Receivable	25
4.12	Inventory	25
4.13	Tax Matters	25
4.14	Intellectual Property Rights	28
4.15	Material Contracts	30
4.16	Litigation	32
4.17	Insurance	32
4.18	Compliance with Laws; Governmental Authorizations	32
4.19	Environmental Matters	33
4.20	Warranties	36
4.21	Employees	36
4.22	Employee Benefits	38
4.23	Customers	40
4.24	Suppliers	40
4.25	Affiliate Transactions	41

4.26	Brokerage	41
4.27	Availability of Documents	41
4.28	Solvency	41
4.29	Disclosure	41
4.30	Disclaimer	41

V. Representations and Warranties of Buyer		42
5.1	Incorporation; Power and Authority	42
5.2	Valid and Binding Agreement	42
5.3	No Breach; Consents	42
5.4	Brokerage	42
5.5	Investment Intent	42
5.6	Buyer Common Stock	42
5.7	SEC Filings; Financial Statements	43
5.8	Litigation	43

VI. Agreements of Seller		43
6.1	Conduct of the Business	43
6.2	Notice of Developments	44
6.3	Pre-Closing Access	44
6.4	Waivers; Payment of Indebtedness	45
6.5	Conditions	45
6.6	Consents and Authorizations; Regulatory Filings	45
6.7	No Sale	45
6.8	Litigation Support	45
6.9	Nondisparagement	46
6.10	Assignment of Confidentiality Agreements	46
6.11	Covenant Not to Compete	46
6.12	Release of Claims	46
6.13	401(k) Termination	46

VII. Agreements of Buyer		46
7.1	Conditions	46
7.2	Buyer Stockholders’ Meeting	47
7.3	Listing	47
7.4	Employment; Employee Benefits	47
7.5	Registration Statement	47

VIII. Conditions to Closing		47
8.1	Conditions to Buyer’s Obligations	47
8.2	Conditions to Seller’s Obligations	50

IX. Termination		51
9.1	Termination	51
9.2	Effect of Termination	52

X. Indemnification		52
10.1	Indemnification by Seller	52
10.2	Indemnification by Buyer	54
10.3	Third-Party Actions	55

10.4	Escrow	56
10.5	Sole and Exclusive Remedy	57
10.6	Tax Adjustment	57

XI. Allocation of Taxes; Tax Return		57
11.1	Allocation of Tax Liabilities	57
11.2	Tax Return	58
11.3	Income and Loss Allocation	58
11.4	Cooperation	58
11.5	Audits	58
11.6	Tax Refunds	59
11.7	Tax Sharing Agreements	59

XII. General		59
12.1	Press Releases and Announcements	59
12.2	Expenses	59
12.3	Amendment and Waiver	60
12.4	Notices	60
12.5	Assignment	61
12.6	No Third-Party Beneficiaries	61
12.7	Severability	61
12.8	Complete Agreement	61
12.9	Schedules	61
12.10	Signatures; Counterparts	62
12.11	Governing Law	62
12.12	Specific Performance	62
12.13	Jurisdiction	62
12.14	Construction	62
12.15	Time of Essence	63

Signatures		64

Exhibit A — Estimated Closing Date Balance Sheet

Exhibit B — Form of Escrow Agreement

Exhibit C — Form of Buyer Option Agreement

Exhibit D — Form of Registration Rights Agreement

Exhibit E — Form of Noncompetition Agreement

Exhibit F — Form of FIRPTA Certificate

Exhibit G — Form of Release (by Seller)

Exhibit H — Form of Opinion of Counsel for Seller

Exhibit I — Form of Opinion of Counsel for Buyer

Exhibit J — Form of Employment Agreement

Exhibit K — Form Proprietary Information Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) among Irvine Sensors Corporation, a Delaware corporation (“Buyer”), Optex Systems, Inc., a Texas corporation (the “Company”), and Timothy Looney (“Seller”) is made as of December 30, 2005.

Recitals

WHEREAS, Seller owns all of the outstanding capital stock and other equity interests of the Company.

WHEREAS, Seller desires to sell, and Buyer desires to buy from Seller, all of the outstanding capital stock of the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, all other outstanding equity interests of the Company will be cancelled or redeemed immediately prior to any sale and purchase of the outstanding capital stock.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Definitions

The following terms have the meanings assigned to them below:

“Active Employee” means any employee employed on the Closing Date by the Company who is a bargaining unit employee currently covered by a collective bargaining agreement or employed exclusively by the Company, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Ancillary Agreements” means the Escrow Agreement, the Buyer Option Agreement, the Registration Rights Agreement, the Non-Competition Agreement, the Employment Agreement, and the Proprietary Information Agreement in the forms attached hereto.

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Basket Amount” has the meaning set forth in Section 10.1(b).

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” has the meaning set forth in Section 10.1(d).

“Buyer Losses” has the meaning set forth in Section 10.1(a).

“Buyer Option Agreement” meaning that certain Buyer Option Agreement which is concurrently being entered into between Seller and Buyer in the form of Exhibit B attached hereto, which memorializes the Buyer Option.

“Buyer SEC Reports” has the meaning set forth in Section 5.7(a).

“Buyer Stockholders’ Meeting” has the meaning set forth in Section 7.2(a).

“Capital Lease” means a lease on which the Company is a lessee that is a capital lease as determined in accordance with GAAP.

“Cash Escrow Termination Date” has the meaning set forth in Section 10.4(c).

“Change in Control” shall mean a change in ownership or control of the Buyer, or the Company at any time after the Closing Date, effected through either of the following transactions: (i) a merger, consolidation or other reorganization in which the Buyer or the Company, as the case may be, is not the surviving entity; or (ii) a sale, transfer or other disposition of all or substantially all of the Buyer’s assets, or the Company’s assets, as the case may be, to a person or entity other than one that directly or indirectly controls, is controlled by, or is under common control with, the Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Continuing Employee” has the meaning set forth in Section 7.4(a).

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Department” has the meaning set forth in Section 4.21(c).

“Disclosure Schedule” means the schedule delivered by Seller to Buyer on or prior to the date of this Agreement.

“Earnout” has the meeting set forth in Section 2.2(b).

“Earnout Consideration” has the meeting set forth in Section 2.2(b)(ii).

“Earnout Financials” has the meeting set forth in Section 2.2(c).

“Earnout Periods” has the meeting set forth in Section 2.2(b)(ii).

“Employment Loss” has the meaning set forth in Section 10.1(a).

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Costs” has the meaning set forth in Section 4.19(a)(ii).

“Environmental Law” has the meaning set forth in Section 4.19(a)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means accounting principles generally accepted in the United States, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or government arbitrator.

“Hazardous Materials” has the meaning set forth in Section 4.19(a)(iv).

“Insider” means (i) a stockholder, officer, director or employee of the Company, (ii) any Member of the Immediate Family of any stockholder, officer or director of the Company or (iii) any entity in which any stockholder or officer of the Company owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and manufacturing processes, and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of Seller, Barbara H. Looney and Russell D. Jedlicka.

“Latest Balance Sheet” has the meaning set forth in Section 4.6.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.6.

“Latest Financial Statements” has the meaning set forth in Section 4.6.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute, directive or treaty of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by the Company with the permission of the owner.

“List” has the meaning set forth in Section 4.19(a)(v).

“Litigation” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses, but excluding, for all purposes, incidental and consequential damages, losses, liabilities and expenses.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company, or on the Company’s relationships with its significant customers or suppliers.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Net Cash Flow” has the meaning set forth in Section 2.2(b)(iii).

“Off-the-Shelf Software” means Software that is widely commercially available for a price of less than $500 for a single user license.

“Option Closing” means the closing of the transactions contemplated by the Buyer Option Agreement.

“Option Closing Date” means the date on which the transactions contemplated by the Buyer Option Agreement are closed.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Real Property and which do not unreasonably restrict the use thereof or Buyer’s proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Personal Goodwill” means all of Seller’s personal and ongoing business relationships, trade secrets, and knowledge arising from or related to the Company or the Company’s business through Seller’s personal ability, personality, reputation, skill and integrity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company, (x) that the Company has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company is or may be financially liable as a result of the direct sponsor’s affiliation with the Company or the Company’s stockholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company for the benefit of its employees or former employees) or (z) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which the Company does not have any present or potential liability.

“Proprietary Information Agreement” shall mean that certain Proprietary Information and Inventions Assignment Agreement which is concurrently being entered into between the Company and each of Seller, Barbara H. Looney and Russell D. Jedlicka, in the form attached hereto as Exhibit K.

“Reasonable Best Efforts” shall mean a party’s best efforts to the extent commercially reasonable.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Registration Rights Agreement” meaning that certain Registration Rights Agreement in the form of Exhibit D attached hereto, which memorializes the Seller’s registration rights related to the Buyer Common Stock that Seller receives in connection with the transactions contemplated in this Agreement or the Buyer Option Agreement.

“Regulatory Action” has the meaning set forth in Section 4.19(a)(vi).

“Release” has the meaning set forth in Section 4.19(a)(vii).

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” has the meaning set forth in Section 6.6.

“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Claim” has the meaning set forth in Section 10.2(d).

“Seller Losses” has the meaning set forth in Section 10.2(a).

“Seller’s Basket Amount” has the meaning set forth in Section 10.2(b).

“Shares” shall mean all of the issued and outstanding shares of capital stock of the Company.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Subsidiary” means any Person in which any ownership interest is owned directly or indirectly by another Person . When used without reference to a particular Person, “Subsidiary” means a subsidiary of the Company.

“Stock Escrow Termination Date” has the meaning set forth in Section 10.4(c).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company.

“Third-Party Action” has the meaning set forth in Section 10.3(a).

“Third-Party Environmental Claim” has the meaning set forth in Section 4.19(a)(viii).

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than the Company has any ownership interest.

“Treasury Regulations” means the rules and regulations under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 4.6.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Work Permits” has the meaning set forth in Section 4.21(c).

The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Accounting Firm	2.2	(c)
Buyer’s 401(k) Plan	8.1	(u)
Buyer Common Stock	2.2
Buyer Common Stock Price	2.2
Buyer Option	2.1
Buyer Stock Escrow Amount	2.4
Buyer Stock Escrow Fund	2.4
Cash Escrow Account	2.4
Cash Escrow Amount	2.4
Cash Escrow Fund	2.4
Cash Purchase Price	2.2
Closing	2.5	(a)
Closing Date	2.5	(a)
Closing Date Balance Sheet	2.6	(a)
Closing Date Net Book Value	2.6	(a)
Company’s 401(k) Plan	2.5	(c)(i)(U)
Company Common Stock	2.1
Company Warrants	2.5	(b)
Escrow Agent	2.4
Escrow Agreement	2.4
Estimated Closing Date Balance Sheet	2.3
Estimated Closing Date Net Book Value	2.3
Excess Net Book Value	2.6	(d)(i)
GD Payment	2.2	(a)
GD Payment Exception	2.3
Initial Shares	2.1
Option Purchase Price	2.2
Option Shares	2.1
Net Book Value Shortfall	2.6	(d)(ii)
Pre-Closing Indebtedness	2.2
Purchase Price	2.2
Review Accounting Firm	2.6	(b)
Seller Stock Escrow Account	2.4
Seller Stock Escrow Amount	2.4
Seller Stock Escrow Fund	2.4
Stock Escrow Fund	10.4	(b)
Target Net Book Value	2.2
Department	4.21	(c)

II. Purchase of Shares and Closing

2.1 Purchase and Sale; Option At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, seventy percent (70%) of the issued and outstanding Shares (the “Initial Shares”) of the common stock, no par value per share, of the Company (“the Company Common Stock”), and Seller agrees to grant to Buyer an option (the “Buyer Option”) to buy from Seller at the Option Closing all, but not less than all, of the remaining thirty percent (30%) of the Shares (the “Option Shares”), pursuant to the terms and conditions set forth in the Buyer Option Agreement. Seller waives any co-sale rights, rights of first refusal or similar rights that Seller (a) may have had with respect to all prior issuances and transfers of any shares of capital stock at the Company; and (b) may have relating to Buyer’s purchase of the Initial Shares and the Option Shares, whether conferred by the Company’s Organizational Documents, by Contract or otherwise.

2.2 Purchase Price.

(a) Shares and Options. The aggregate consideration for the Initial Shares (the “Cash Purchase Price”) is $14,000,000, plus the amount, if any, by which the Closing Date Net Book Value (as defined in Section 2.6(a)) exceeds $5,595,000 (the “Target Net Book Value”) or minus the amount, if any, by which the Target Net Book Value exceeds the Closing Date Net Book Value. The aggregate consideration for the Option Shares to be purchased at the Option Closing (the “Option Purchase Price”) is that number of shares of the common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) rounded down to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, equal to $7,000,000 (which shall be reduced by the amount of any escrow claims paid out of the Seller Stock Escrow Fund to Seller prior to the Option Closing). “Buyer Common Stock Price” means $2.60 per share (subject to adjustment in the event of a share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving Buyer Common Stock). The Cash Purchase Price and the Option Purchase Price are sometimes referred to herein collectively as the “Purchase Price.” Immediately prior to, or contemporaneously with, the Closing, (i) Seller shall cause all Pre-Closing Indebtedness (as defined below) to be discharged and satisfied in full; and (ii) any cash held by the Company after payment of the Pre-Closing Indebtedness and the cash in transit as of the Closing Date to be received from General Dynamics in the amount of $519,358 reflected by General Dynamics check number 764705 dated December 23, 2005 (the “GD Payment”) shall be disbursed to Seller. For the purposes of this Agreement, “Pre-Closing Indebtedness” shall mean all indebtedness of the Company as of the Closing Date including but not limited to all indebtedness under Capital Leases and all amounts payable to the former shareholders of the Company, but excluding trade accounts payable and accrued expenses incurred in the Ordinary Course of Business. The amount and payee of all Pre-Closing Indebtedness is set forth on Schedule 2.4 to this Agreement.

(b) Personal Goodwill; Earnout.

(i) Purchase and Sale of Personal Goodwill. As an additional incentive for Buyer to enter into this Agreement, at the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, all of Seller’s Personal Goodwill.

(ii) Personal Goodwill; Earnout Consideration. In consideration for Seller’s Personal Goodwill, the Seller shall be entitled to additional consideration for the Initial Shares of up to Four Million Dollars ($4,000,000) based upon the following percentage of the Net Cash Flow (as defined below) from the Company’s operations for the first three full fiscal years following the Closing (each, an “Earnout Period” and collectively, the “Earnout Periods”) as follows (the “Earnout Consideration”):

Earnout Period	Percent of Net Cash Flow	Maximum Earnout Payable for Fiscal Period
Year Ended October 1, 2006	75.0%	$2,000,000
Year Ended September 30, 2007	50.0%	$1,000,000
Year Ended September 28, 2008	50.0%	$1,000,000

Total Earnout Potential		$4,000,000

Notwithstanding the foregoing, in the event that Seller does not earn the full $2,000,000 Earnout Consideration for the first Earnout Period, the amount by which the Earnout Consideration is not achieved in the first Earnout Period up to a maximum of $500,000 may be carried over and earned in the second earnout period. For example, if Seller only earns $1,200,000 of the Earnout Consideration for the fiscal year ended September 30, 2006, then the maximum Earnout Consideration that may be earned for the year ended September 30, 2007 shall be increased to $1,500,000.

Seller agrees and acknowledges that the Buyer may, from time to time, make such business decisions as it deems appropriate in the conduct of the operation of the Company’s business, including actions that may have an impact on the Net Cash Flow of the Company’s business. The Seller will have no right to claim any lost Earnout Consideration or other damages as a result of such decisions so long as the actions (a) were taken in good faith by the Buyer, (b) were not taken by the Buyer for the purpose of avoiding or frustrating Seller’s ability to earn the Earnout Consideration; and (c) when viewed in light of all of the circumstances at that time, do not materially and adversely impair Seller’s ability to earn the Earnout Consideration.

(iii) Net Cash Flow Definition. For the purposes of this Agreement, “Net Cash Flow” shall mean the cash flow generated from operations of the Company’s business determined in accordance with GAAP on a basis consistent with Buyer’s audited financial statements after deducting (A) all operating expenses (as defined by GAAP) that relate to directly to the Company’s business on a standalone business without any charge for indirect corporate overhead other than operating expenses for direct services provided by Buyer to the Company such as billing, payroll or treasury functions or auditor and attorney fees incurred directly by or directly for the Company; and (B) all payments made by Buyer from time to time to creditors of indebtedness incurred to fund Buyer’s acquisition of the Company, which indebtedness shall include payments from the Company to Square1 Bank and Pequot Capital and their respective successors and assigns (the “Transaction Indebtedness”), which in no event will exceed $2.25 million in any fiscal year. Notwithstanding the foregoing, the calculation of Net Cash Flow shall be adjusted so that all products manufactured for, or components supplied to, Buyer or its Affiliates by the Company shall be accounted for as if such transactions were conducted on an arm’s length basis with market pricing and terms provided to the Company’s other similarly-situated, third party customers.

(iv) In the event of a Change in Control prior to the end of the third Earnout Period, then within five business days following the date of any such Change in Control, Seller shall be entitled to receive the balance of the Earnout Consideration that has not yet been paid but may still be earned as of the date of the Change in Control. For example, if a Change in Control occurs on September 1, 2008, then the balance of the Earnout Consideration that shall be payable to Seller shall be equal $1.0 million.

(c) Payment of Earnout; Dispute. Within ten (10) business days following the filing by Buyer of its Annual Report on Form 10-K with the Securities and Exchange Commission, Buyer shall deliver to Seller the financial statements for the Company for the applicable Earnout Period set forth above (the “Earnout Financials”). The Earnout Financials will include a determination of Net Cash Flow for such Earnout Period calculated in accordance with Section 2.2(b)(iii) above. Buyer shall pay to Seller the Earnout Consideration within five (5) business days after Seller agrees in writing with the Earnout Financials. In the event Seller disagrees with the calculation of Net Cash Flow for purposes of this Section 2.2(b), Seller may, on or before thirty (30) calendar days immediately following the date the Earnout Financials are given to Seller, give Buyer written notice of such disagreement. If Buyer and Seller are unable to resolve this dispute within twenty (20) calendar days after written notice is given to the Buyer, the dispute shall be definitively and finally resolved by a nationally recognized accounting firm that is certified by the Public Company Accounting Oversight Board (“PCAOB”), which is mutually acceptable to Buyer and Seller (the “Accounting Firm”), which firm shall act as experts, not as arbitrators, and whose determination shall be final and binding. If Buyer and Seller are unable to agree on the choice of an Accounting Firm, they will select by random drawing a nationally recognized accounting firm that is certified by the Public Company Accounting Oversight Board (after excluding the regular outside accounting firms of Buyer, Seller and the Company) to act as the Accounting Firm. The random drawing shall be made based upon two such firms proposed by Buyer and two such firms proposed by Seller. The Accounting Firm shall make a determination of the Net Cash Flow for Earnout Period in dispute within forty-five (45) calendar days after the engagement of such firm. The Accounting Firm’s determination of the Net Cash Flow for the Earnout Period in dispute shall be determined in a manner consistent with the principles set forth in this Section 2.2(b)(iii). The Accounting Firm shall allocate the cost of its service against the party against whom the dispute is decided. If Buyer and Seller submit any unresolved objections to the Accounting Firm for resolution as provided in this Section, (i) Buyer and Seller will each bear their respective costs and expenses, (ii) Buyer will bear the fees and expenses of the Accounting Firm in the event that the Earnout Consideration determined by the Accounting Firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of the Earnout Consideration (calculated based on Buyer’s position regarding the Earnout Financials) by $75,000 or more and (iii) Seller will bear the fees and expenses of the Accounting Firm in the event that the Earnout Consideration determined by the Accounting Firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of Earnout Consideration by less than $75,000.

2.3 Estimated Closing Date Balance Sheet. Attached hereto as Exhibit A is Seller’s estimated balance sheet (the “Estimated Closing Date Balance Sheet”) for the Company determined in accordance with GAAP consistently applied as of the close of business on the Closing Date, except for the allocation of the GD Payment to Seller as reflected on the Estimated Closing Date Balance Sheet (the “GD Payment Exception”). The Estimated Closing Date Balance Sheet includes a determination of the Estimated Closing Date Net Book Value as of the close of business on the Closing Date, subject to the GD Payment Exception. “Estimated Closing Date Net Book Value” means the excess of the Company’s total assets over its total liabilities shown on the Estimated Closing Date Balance Sheet after giving effect to the repayment of the Pre-Closing Indebtedness on or before the Closing Date and calculated in accordance with GAAP consistently applied, subject to the GD Payment Exception. The calculation of the Estimated Closing Date Net Book Value is set forth on Exhibit A.

2.4 Escrow. At the Closing, $1,000,000 of the Cash Purchase Price (the “Cash Escrow Amount”) will be withheld from the Cash Purchase Price and deposited by Buyer with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), to be held in escrow (the “Cash Escrow Fund”) in a separate account (the “Cash Escrow Account”) pursuant to the terms of the Escrow Agreement, in the form attached as Exhibit A (the “Escrow Agreement”), among Buyer, Seller and the Escrow Agent. The Cash Escrow Amount will be held by the Escrow Agent solely for payment pursuant to Section 2.6 of this Agreement and the Escrow Agreement until the Cash Escrow Termination Date (as defined, and subject to extension as set forth, in Section 10.4(c)). In addition, at the Closing, Seller initially shall deposit that number of Shares, not sold to Buyer at the Closing, equal to fourteen percent (14%) of the total number of Shares issued and outstanding immediately prior to the Closing (the “Seller Stock Escrow Amount”), with the Escrow Agent, to be held in escrow (the “Seller Stock Escrow Fund”) in a separate account (the “Seller Stock Escrow Account”) pursuant to the terms of the Escrow Agreement. The Seller Stock Escrow Amount will be held by the Escrow Agent for payment pursuant to the terms of Article X of this Agreement and the Escrow Agreement until the Stock Escrow Termination Date (as defined, and subject to extension as set forth, in Section 10.4(c)). At the Option Closing, a portion of the shares of Buyer Common Stock constituting the Option Purchase Price equal to that number of shares of Buyer Common Stock rounded to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, of $4,000,000 minus the value of any portion of the Seller Stock Escrow Amount that may have been released to Buyer prior to the Option Closing (the “Buyer Stock Escrow Amount”) will be withheld from the Option Purchase Price and deposited by Buyer with the Escrow Agent, to be held in escrow (the “Buyer Stock Escrow Fund”) pursuant to the terms of the Escrow Agreement. The Buyer Stock Escrow Amount will be held by the Escrow Agent for payment pursuant to the terms of Article X of this Agreement and the Escrow Agreement until the Stock Escrow Termination Date (as defined, and subject to extension as set forth, in Section 10.4(c)).

2.5 The Closing.

(a) The closing of the purchase by Buyer of the Initial Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at 38 Technology Drive, Irvine, California 92618 (facsimile: 949-932-3601), at 9:00 a.m. on December 31, 2005, or as soon thereafter as reasonably possible following satisfaction of the conditions set forth in Article VII of this Agreement (the “Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Closing Date means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective as of the close of business on the Closing Date.

(b) Immediately prior to the Closing, Seller will cause all outstanding warrants to purchase capital stock of the Company (the “Company Warrants”) to be redeemed or cancelled.

(c) Subject to the conditions set forth in this Agreement, at the Closing:

(i) Seller will deliver to Buyer:

(A) certificates representing all of the applicable Shares being purchased at the Closing, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers attached in a form reasonably satisfactory to Buyer;

(B) a certificate of Seller dated as of the Closing Date stating that the conditions set forth in subsections (a) through (t) of Section 8.1 have been satisfied;

(C) an updated Disclosure Schedule, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to Buyer no later than five business days prior to the Closing Date;

(D) the text of the resolutions adopted by the board of directors (or similar body) of the Company authorizing the execution, delivery and performance of this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which the Company is a party, certified by the Secretary of the Seller;

(E) agreements duly executed by each holder of the Company Warrants (1) canceling all Company Warrants; (2) waiving all preemptive or similar rights to purchase any shares of capital stock of the Company; and (3) confirming that such holder has no equity interest in any shares of capital stock of the Company and has no right to obligate the Company to issue to such holder any capital stock of the Company;

(F) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Company;

(G) resignations in writing (effective as of the Closing Date) from such of the officers and directors of the Company as Buyer may have requested prior to the Closing Date;

(H) each Ancillary Agreement to which Seller is a party, duly executed by Seller in the form attached as Exhibits hereto;

(I) each Ancillary Agreement to which the Company is a party, duly executed by the Company in the form attached as Exhibits hereto;

(J) evidence of the following in a form reasonably satisfactory to Buyer: (i) termination of that certain Voting Agreement among the Company and its shareholders and (ii) amendment of the Company’s bylaws to permit corporate shareholders;

(K) all Required Consents, duly executed by all appropriate parties;

(L) any other instruments of transfer reasonably requested by Buyer, duly executed by the Seller;

(M) evidence of payment or cancellation of the Pre-Closing Indebtedness that is to be discharged on or prior to the Closing;

(N) executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer’s counsel, to release any and all Encumbrances against the assets of the Company, other than Permitted Encumbrances;

(O) a FIRPTA certificate in the form of Exhibit F, duly executed by the Seller for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2;

(P) affidavits;

(Q) estoppel certificates;

(R) a Release by Seller in the form of Exhibit G as of the Closing Date;

(S) a tax clearance certificate or other evidence reasonably satisfactory to Buyer from the taxing authority of the State of Texas, evidencing payment in full by the Company of all income or franchise taxes and sales and use taxes imposed by the State of Texas with respect to the business of the Company for all periods prior to the Closing Date;

(T) such other certificates, documents and instruments that Buyer reasonably requests for the purpose of (1) evidencing the accuracy of Seller’s representations and warranties; (2) evidencing the performance and compliance by Seller with the agreements contained in this Agreement and the Buyer Option Agreement; (3) evidencing the satisfaction of any condition referred to in Section 8.1; or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement.

(U) the text of the resolution adopted by the board of directors (or similar body) of the Company dated at least one business day prior to the Closing Date terminating the 401(k) plan maintained by the Company on the date immediately before the Closing Date (the “Company’s 401(k) Plan”) in accordance with the terms of the plan documents for such plan.

All actions to be taken by Seller in connection with consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement and the Buyer Option Agreement will be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel.

(ii) Buyer will deliver to Seller:

(A) the Cash Purchase Price, less the Cash Escrow Amount to be deposited in the Cash Escrow Fund, by wire transfer of immediately available funds to the account or accounts, which have been designated by Seller to Buyer no later than three business days prior to the Closing;

(B) a certificate of an appropriate officer of Buyer dated the applicable Closing Date stating that the conditions set forth in subsections (a) through (f) of Section 8.2 have been satisfied;

(C) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party, certified by the Secretary of Buyer; and

(D) each Ancillary Agreement to which Buyer is a party, duly executed by Buyer; in the forms attached as Exhibits hereto.

All actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement and all certificates, opinions, instruments and other documents reasonably required to effect the transactions contemplated by this Agreement and the Buyer Option Agreement will be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

(iii) Buyer will deposit the Cash Escrow Amount by wire transfer of immediately available funds into the Cash Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. Seller will deposit the Seller Stock Escrow Amount into the Seller Stock Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, together with executed stock powers relating thereto in a form reasonably satisfactory to Buyer. Buyer will deposit the Buyer Stock Escrow Amount into the Buyer Stock Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(d) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

2.6 Post-Closing Adjustment to Cash Purchase Price

(a) Buyer will promptly prepare and deliver within 75 days after the Closing Date to Seller a balance sheet (the “Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date (determined in accordance with GAAP consistently applied). The Closing Date Balance Sheet will include a determination of the Closing Date Net Book Value of the Company as of the close of business on the Closing Date. “Closing Date Net Book Value” means the excess of total assets over total liabilities shown on the Closing Date Balance Sheet determined in accordance with GAAP consistently applied. Buyer will make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to Seller and Seller’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Seller of the Closing Date Balance Sheet and (ii) the resolution by Buyer and Seller of any objections to the Closing Date Balance Sheet.

(b) If Seller objects to the calculation of the Closing Date Balance Sheet or the Closing Date Net Book Value, Seller shall deliver a detailed statement describing such objections to Buyer within 30 days after receiving the Closing Date Balance Sheet. Buyer and Seller will attempt in good faith to resolve any such objections. If Buyer and Seller do not reach a resolution of all objections within 30 days after Buyer has received the statement of objections, Buyer and Seller will select a mutually acceptable accounting firm (the “Review Accounting Firm”) to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of the Review Accounting Firm , they will select by random drawing a nationally recognized accounting firm that is certified by the PCAOB (after excluding the regular outside accounting firms of Buyer, Seller and the Company) to serve as the Review Accounting Firm. The random drawing shall be made based upon two such firms proposed by Buyer and two such firms proposed by Seller. The Review Accounting Firm will determine, in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Net Book Value. The parties will provide the accounting firm, within ten (10) days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer will provide the Review Accounting Firm access to the books and records of the Company. The Review Accounting Firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of the Review Accounting Firm will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Closing Date Balance Sheet and the determination of the Closing Date Net Book Value as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 2.6(b).

(c) If Buyer and Seller submit any unresolved objections to an accounting firm for resolution as provided in Section 2.6(b), (i) Buyer and Seller will each bear their respective costs and expenses, (ii) Seller will bear the fees and expenses of the Review Accounting Firm in the event that the Closing Date Net Book Value determined by the accounting firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of Closing Date Net Book Value by less than $75,000 and (iii) Buyer will bear the fees and expenses of the Review Accounting Firm in the event that the Closing Date Net Book Value determined by the Review Accounting Firm (based on its resolution of the parties’ objections submitted for determination) differs from Buyer’s determination of Closing Date Net Book Value by $75,000 or more.

(d) Within 10 business days after the date on which the Closing Date Net Book Value is finally determined pursuant to this Section 2.6:

(i) If the Closing Date Net Book Value exceeds the Target Net Book Value (the amount of such excess, the “Excess Net Book Value”), (A) Buyer will pay to Seller an aggregate amount equal to the Excess Net Book Value, and (B) subject to the payment of any Buyer Claims, the Cash Escrow Amount will be released by the Escrow Agent from the Cash Escrow Account to Seller in accordance with the Escrow Agreement.

(ii) If the Closing Date Net Book Value is less than the Target Net Book Value, an amount equal to such deficiency (the amount of such deficiency, the “Net Book Value Shortfall”) will be withdrawn by the Escrow Agent from the Cash Escrow Account and paid to Buyer. If the Net Book Value Shortfall is less than the Cash Escrow Amount, the amount remaining in the Cash Escrow Account (after release of the Net Book Value Shortfall to Buyer) will be retained by the Escrow Agent for payment pursuant to Article X of this Agreement and in accordance with the Escrow Agreement.

(e) All payments to be made to Buyer or Seller pursuant to Section 2.6(d) will be made by wire transfer of immediately available funds to the accounts designated by Buyer or Seller, as applicable, no later than three business days after the date on which the Closing Date Net Book Value is finally determined, and all such payments will include simple interest thereon at the annual rate of 6% from the Closing Date to the date of payment.

(f) Any payment made pursuant to this Section 2.6 will not preclude any remedy provided in this Agreement or otherwise for any breach of representation, warranty or agreement, and the remedy provided in this Agreement for any breach of representation, warranty or agreement or otherwise will not preclude the adjustment provided in this Section 2.6. Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

2.7 Further Assurances On and after the Closing Date, (i) the parties hereto will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other party to effect the sale of the Shares hereunder or pursuant to the Buyer Option Agreement, and (ii) cooperate in good faith to obtain a termination of that certain Right of First Refusal Agreement between the Company and Tyrolit Company, Inc.

III. Representations and Warranties of Seller

Seller represents and warrants to Buyer that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

3.1 Title to Shares Seller owns, of record and beneficially, the number of Shares listed opposite Seller’s name on Schedule 3.1, free and clear of any Encumbrance and such shares represent all of the issued and outstanding capital stock of the Company. At the Closing, Buyer will obtain good and valid title to the Initial Shares, of record and beneficially, free and clear of any Encumbrance. As of the Closing, no Person will own or hold any outstanding options, warrants or other rights to purchase or acquire any Shares or any other capital stock or equity interest in the Company. There are no restrictions on Seller’s right to transfer the Shares of Buyer pursuant to this Agreement. As of the Closing, the Company Warrants will have been cancelled, and the Seller will have paid or concurrent with the Closing will pay all consideration required to be delivered to the Holders of the Company Warrants in connection with the cancellation of the Company Warrants.

3.2 Power and Authority Seller has all necessary power and authority to execute, deliver and perform this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which it will become a party.

3.3 Valid and Binding Agreement Each of this Agreement and the Buyer Option Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against him in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Seller will become a party, when executed and delivered by or on behalf of Seller, will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

3.4 No Breach; Consents The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which the Seller will become a party will not (a) violate or conflict with any Law, Governmental Order or Governmental Authorization as in effect as of the Closing Date; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Seller; (c) result in the creation of any Encumbrance upon the Shares held by Seller; (d) require any Governmental Authorization; (e) cause Buyer to become subject to, or to become liable for the payment of, any sales tax or transfer tax; or (f) result in any shareholder of the Company having the right to exercise dissenters’ appraisal rights.

3.5 Brokerage No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or the Buyer Option Agreement based on any

Contract made by or on behalf of Seller for which Buyer or the Company is or could become liable or obligated.

3.6 Investment Seller (a) understands that the shares of Buyer Common Stock have not been registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the shares of Buyer Common Stock solely for Seller’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Buyer Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Buyer Common Stock; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

3.7 Personal Goodwill. Seller owns all right to and interest in the Personal Goodwill for which he is receiving the Earnout Consideration from Buyer. No other Person, including, without limitation, the Company, has any right, interest or claim with respect to such Personal Goodwill, and there are no agreements, written or verbal, that would indicate otherwise.

IV. Representations and Warranties Regarding the Company

Seller represents and warrants to Buyer that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

4.1 Incorporation; Power and Authority

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership or leasing of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 4.1 lists the jurisdiction of the Company’s organization and each jurisdiction in which it is so qualified. Schedule 4.1 also identifies all locations where the Company maintains offices, and transacts businesses. The Company has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

(b) The Company has provided to Buyer and Buyer’s counsel complete and accurate copies of the Company’s organizational documents. The Company is in compliance with all provisions of its Organizational Documents.

4.2 Valid and Binding Agreement The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the Ancillary Agreements to which it will become a party by the Company have been duly and validly authorized by all necessary corporate action. Each of this Agreement and the Buyer Option Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which the Company will become a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

4.3 No Breach; Consents The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the Ancillary Agreements to which the Company will become a party will not (a) contravene any provision of the Organizational Documents of the Company as in effect as of the Closing Date; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization as in effect as of the Closing Date, (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against the Company or any Governmental Authorization that is held by the Company except in the case of (c) where such conflict, default, violation or result would not have a Material Adverse Effect; (d) result in the creation of any Encumbrance upon the Company or any of the assets of the Company; (e) require any Governmental Authorization; or (f) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization; (g) cause Buyer to become subject to, or to become liable for the payment of any sales tax or transfer tax; or (h) result in any stockholder of the Company having the right to exercise dissenters’ appraisal rights.

4.4 Capitalization

(a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 10,000 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are held in treasury. There are no shares of Preferred Stock of the Company that are authorized or outstanding. Seller is the record holder of all the issued and outstanding Company Common Stock. There are no repurchase or redemption rights in favor of the Company, vesting schedules or forfeiture provisions applicable to the Shares. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Company Common Stock are set forth in the Company’s Organizational Documents or otherwise provided by Law.

(b) No Person owns or holds any outstanding options or similar rights to purchase shares of Company Common Stock. As of the Closing, all Company Warrants with respect to shares of Company Common Stock will be cancelled or redeemed. Schedule 4.4(b) lists the name and addresses of each holder of an outstanding Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price of such Company Warrant, the expiration date of such Company Warrant and any effect of the transactions contemplated by this Agreement and the Buyer Option Agreement on such Company Warrant. All outstanding

Company Warrants have been offered, sold and delivered in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents. All of the Company Warrants shall be cancelled or redeemed on or before the Closing. The cancellation or redemption of the Company Warrants will be in compliance with applicable securities and corporate Laws, Contracts applicable to the Company and the Company’s Organizational Documents. Upon such cancellation or redemption of the Company Warrants, the holders of such Company Warrants shall have no further rights to purchase any equity interest in the Company, and the Company shall have no further obligation or Liability to such holders.

(c) Except for the Company Warrants listed on Schedule 4.4(b), there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company.

4.5 Subsidiaries The Company does not own any Subsidiary.

4.6 Financial Statements The unaudited balance sheet as of November 30, 2005 of the Company; the unaudited statements of income, changes in stockholders’ equity and cash flows of the Company for the eleven-month period then ended (such statements and balance sheet, the “Unaudited Financial Statements”); the audited balance sheet as of October 31, 2005 (the “Latest Balance Sheet Date”) of the Company (the “Latest Balance Sheet”) and the Company’s audited statements of income, changes in stockholder’s equity and cash flows for the ten months ended October 31, 2005, including the notes thereto (the “Latest Financial Statements”); and the audited balance sheet, as of December 31, 2004 (the “Last Fiscal Year End”), of the Company; and the audited statements of income, changes in stockholders’ equity and cash flows, including the notes thereto, of the Company for the Last Fiscal Year End (collectively, the “Annual Financial Statements”) are set forth on Schedule 4.6. The Unaudited Financial Statements, the Latest Financial Statements and the Annual Financial Statements, are based upon the books and records of the Company, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of the Company at the respective dates and for the respective periods indicated, except that the Unaudited Financial Statements may not contain all notes and are subject to year end adjustments, none of which are material.

4.7 Absence of Undisclosed Liabilities Except as reflected or expressly reserved against in the Latest Balance Sheet, the Company does not have any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (provided that such Liability is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law that would have a Material Adverse Effect) or (b) obligations incurred in the Ordinary

Course of Business under any Contract listed on a Schedule to this Agreement or under a Contract not required to be listed on such a Schedule.

4.8 Books and Records Each transaction is properly and accurately recorded on the books and records of the Company, and each document upon which entries in the Company’s books and records are based is complete and accurate in all material respects. The Company maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain materially accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of the Company, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

4.9 Absence of Certain Developments Since October 31, 2005, there has not been any Material Adverse Effect and, other than pursuant to the obligations and agreements of this Agreement,:

(a) the Company has not sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any Contract (or series of related Contracts) either involving more than $50,000 or outside the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, suspended, terminated, modified or cancelled any Contract to which the Company is a party or by which the Company is bound that would have been a Material Contract at the time of any such action;

(d) no Encumbrance has been imposed on any assets of the Company;

(e) except as set forth on Schedule 4.9(e), the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person except with respect to the trade receivables generated, or assets purchased, by the Company in the Ordinary Course of Business;

(g) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $25,000 individually or $50,000 in the aggregate;

(h) the Company has not delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i) the Company has not cancelled, compromised, waived or released any material right or claim (or series of related rights or claims) outside the Ordinary Course of Business;

(j) as incidental to the sale of products or services, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights outside the Ordinary Course of Business;

(k) there has been no change made or authorized in the Organizational Documents of the Company;

(l) the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than pursuant to this Agreement;

(m) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(n) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(o) the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(p) the Company has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(q) the Company has not adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(r) the Company has not discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $25,000 individually or $100,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business or the Pre-Closing Liabilities;

(s) the Company has not disclosed to any Person other than Buyer and authorized representatives of Buyer any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreements are listed on Schedule 4.9 and is in full force and effect;

(t) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements; and

(u) the Company has not committed to take any of the actions described in this Section 4.9.

4.10 Property

(a) The Company owns no real property. The real properties demised by the leases listed on Schedule 4.10 constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company remains liable), used or occupied by the Company.

(b) The leases of real property listed on Schedule 4.10 as being leased by the Company (the “Leased Real Property”) and are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.10. The Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(c) Each parcel of Leased Real Property has access sufficient for the conduct of the business as conducted or as proposed to be conducted by the Company on such parcel of Leased Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Leased Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. The Company is not in violation of any applicable zoning ordinance or other Law relating to the Leased Real Property, except where such violation would not have a Material Adverse Effect, and the Company has not received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Leased Real Property.

(d) The Company has good and indefeasible title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, that individually, or in the aggregate, are material to conduct the business of the Company, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Encumbrances listed on Schedule 4.10 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(e) The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties material to the conduct of the business of the Company are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each such asset is suitable for the purposes for which it is used and is proposed to be used, is free from defects (patent and latent), and has been maintained in accordance with normal industry practices. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its business as conducted and as proposed to be conducted.

(f) The fixed asset listing attached as Schedule 4.10(f) includes all buildings, machinery, equipment and other tangible assets and properties of the Company as of the date of this Agreement.

(g) The Company owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Company’s business in the manner operated by the Company, except where the failure to own such assets would not have a Material Adverse Effect.

4.11 Accounts Receivable All notes and accounts receivable of the Company are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are current and collectible, and, to the Knowledge of Seller, are not subject to any setoff or counterclaim. Such notes and accounts receivable may be collected, except for returns in the Ordinary Course of Business that are consistent with past practices, in accordance with their terms (none of which is beyond 90 days) at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business.

4.12 Inventory All inventory of the Company, whether or not reflected in the Estimated Closing Date Balance Sheet or the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Estimated Closing Date Balance Sheet or the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis in accordance with GAAP consistently applied. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and are consistent with the Company’s past practices.

4.13 Tax Matters

(a) The Company has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed in all material respects and accurately reflected any liability for Taxes of the Company covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the Company’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) The Company has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c) There are no Encumbrances for Taxes upon any assets of the Company, except Encumbrances for Taxes not yet due.

(d) The Company has not requested any extension of time within which to file any Return, which Return has not since been filed.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of Seller, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of the Company. The Company has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f) The unpaid Taxes of the Company for Tax periods up to the Closing Date do not exceed the accruals and reserves for Taxes set forth on the Estimated Closing Balance Sheet.

(g) Schedule 4.13 lists all federal, state, local and foreign income Returns filed with respect to the Company for the past six taxable fiscal years, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

(h) The Company does not have any liability for Taxes in a jurisdiction where it does not file a Return, nor has the Company received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i) The Company is not a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j) No property of the Company is (i) property that the Company is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii)”tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k) The Company is not required to include in income any adjustment under either Section 481(a) of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(l) All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m) The Company is not a party to any Tax indemnity, allocation or sharing agreement.

(n) The Company (i) has not been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Company) and (ii) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o) The Company does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p) None of the indebtedness of the Company constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q) The Company has not engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(r) There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of the Company would be entitled to receive any payment from the Company as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s) The Company has not been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t) Neither the Company nor Seller is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u) The Company has evidence of payment for all Taxes of a foreign country paid or accrued from the date of the formation of the Company.

(v) The Company, to the extent they are “controlled foreign corporations” within the meaning of Section 957 of the Code, has not had “subpart F income” within the meaning of Section 952 of the Code since the date of formation of the Company.

(w) The Company does not have an “overall foreign loss” within the meaning of Section 904 of the Code or a “dual consolidated loss” within the meaning of Treasury Regulations Section 1.1503-2.

(x) The Company is not a “passive foreign investment corporation” as defined in Section 1297 of the Code or a “foreign personal holding company” as defined in Section 552 of the Code.

(y) The Company does not participate in or cooperate with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999(b)(3) of the Code.

(z) Since its formation, the Company has been a corporation or association taxable as a corporation for United States income tax purposes.

(aa) All deductions claimed or reported on each Return of the Company on account of royalties or similar fees payable with respect to any Intellectual Property Rights are allowable in full.

(bb) The Company is not and has not been a member of an affiliated, combined or unitary group with any Person for the purposes of any Tax Return or liability for Taxes.

(cc) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1989, and the Company will be an S corporation up to and including the day before the Closing Date.

4.14 Intellectual Property Rights

(a) Schedule 4.14(a)(i) lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. Schedule 4.14(a)(ii) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software and describes the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Schedule 4.14(a)(ii) lists the licensor and describes the Intellectual Property Rights so licensed. Schedule 4.14(a)(iii) lists all Contracts relating to Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and describes the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering any Software, Schedule 4.14(a)(iii) lists the licensor and describes the Software so licensed. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the business of the Company as currently conducted, except where the failure to have such rights would not have a Material Adverse Effect.

(b) The Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the Owned Intellectual Property Rights to Persons, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 4.14(b). The Company is the official and sole owner of record of all Registered Intellectual Property Rights. To the Knowledge of Seller, no Owned Intellectual Property Right has been infringed by any Person. The Company owns all Intellectual Property Rights developed specifically for exclusive use by the Company by its current and former employees during the period of and within the scope of their employment and its independent contractors within the scope of their contracting or consulting relationship, as the case may be, with the Company. No employee or former employee or independent contractor of the Company has any valid and enforceable claim with respect to (i) any Intellectual Property Right of the Company that is necessary for the Company’s business as currently conducted; or (ii) any Registered Intellectual Property Right that is necessary for the Company’s business as currently conducted.

(c) All Owned Intellectual Property Rights are valid and enforceable except where the failure to be valid or enforceable would not have a Material Adverse Effect, and no Person has asserted to the Company that any Owned Intellectual Property Right is invalid or not enforceable. All Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent and trademark markings.

(d) All reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company, the public disclosure of which would constitute a Material Adverse Effect. The Company has the right to use all trade secrets and other proprietary information currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights.

(e) The Company has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person (i) that are Registered Intellectual Property Rights; or (ii) that are necessary for the Company’s business as is currently conducted, except where the action or failure to take such action would not have a Material Adverse Effect.

(f) The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any license, and to the Knowledge of Seller, there is no breach, anticipated breach or default by any other party to any license. There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license. All rights under each license will be fully available to the Company after the Closing.

(g) Each Licensed-in Intellectual Property Right for which the Company has an exclusive right is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect, and all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. To the Knowledge of Seller, no Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right and for which the Company has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.

(h) The Company has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right except as would not result in a Material Adverse Effect, and the Company has not received any notice of any infringement, misappropriation or violation by the Company of any Third-Party Intellectual Property Right. To the Knowledge of Seller, no infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or will occur with respect to products or services sold by the Company or with respect to the conduct of the business of the Company as currently conducted.

(i) All Software that is used by the Company is owned by the Company or is subject to a current license agreement that covers all use of the Software in the business of the Company as currently conducted. The Company has the right to use the Software used in its business as it is being used, without any conflict with the rights of others. The Company is not in breach of any license to, or license of, any Software. The Company does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to the Company, in lieu of or in addition to their respective use of the Software. Following the Closing, the Company will have sufficient rights to all necessary Software, to operate its business as it is currently conducted.

4.15 Material Contracts

(a) Schedule 4.15 lists the following Contracts to which the Company is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 4.14, the “Material Contracts”):

(i) each employment, agency, collective bargaining or consulting Contract;

(ii) each Contract (A) with any Insider; or (B) between or among any Insiders relating in any way to the Company;

(iii) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract (A) that is material to the Company’s business as is currently conducted; or (B) that involves or involved payments to or from the Company in the aggregate in excess of $50,000.

(iv) each franchise agreement;

(v) each Contract or group of related Contracts with the same party for the purchase of products or services that is material to the Company’s business as is currently conducted or has an undelivered balance in excess of $50,000;

(vi) each Contract or group of related Contracts with the same party for the sale of products or services that is material to the Company’s business as is currently conducted or has an undelivered balance in excess of $50,000;

(vii) each lease of real or personal property with aggregate annual payments in excess of $50,000;

(viii) each Contract for the sale of any capital assets;

(ix) each Contract for capital expenditures in excess of $10,000;

(x) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company;

(xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xii) each Contract relating to any surety bond or letter of credit required to be maintained by the Company;

(xiii) each Contract that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xiv) each Contract concerning a partnership or joint venture;

(xv) each Contract providing for the development of any products or Software or Intellectual Property Rights for or with any third party;

(xvi) each Contract providing for the delivery of services for or with any third party other than in the Ordinary Course of Business;

(xvii) each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xviii) each Contract pertaining to confidentiality or non-disclosure;

(xix) each Capital Lease;

(xx) each Contract terminable by any other party upon a change of control of the Company or upon the failure of the Company to satisfy financial or performance criteria specified in such Contract;

(xxi) each stock purchase, stock option and stock incentive plan (other than a Plan);

(xxii) each power of attorney that is currently in effect; and

(xxiii) each other Contract of the Company not entered into in the Ordinary Course of Business or that is material to the business, financial condition or results of operations of the Company.

(b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception except where the failure to be valid, binding, in force or enforceable would not have a Material Adverse Effect. The Company has performed in all material respects all obligations required to be performed by it in connection with each Material Contract, except where the failure to perform would not have a Material Adverse Effect. The Company has not received any notice of any claim of default by it under or termination of any Material Contract. The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and, to the Knowledge of Seller, there is no breach, anticipated breach or default by the Company or any other party to any Material Contract. To the Knowledge of Seller, there is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. The Company can perform in all material respects each Material Contract for the sale of products or services.

4.16 Litigation No Litigation is pending or, to the Knowledge of Seller, threatened against the Company. The Company is not subject to any outstanding Governmental Order.

4.17 Insurance

(a) The Company has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) to the knowledge of Seller, provides adequate insurance coverage for the activities of the Company. Schedule 4.17 lists each policy of insurance in effect, and the Company has not received notice of the cancellation of any such insurance policy.

(b) Schedule 4.17 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $10,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 4.17 also describes the loss experience for all claims in excess of $10,000 that were self-insured, including the aggregate cost of such claims.

4.18 Compliance with Laws; Governmental Authorizations The terms of the representations in this Section 4.18 do not apply to Environmental Matters, which are governed by Section 4.19.

(a) The Company has complied with all applicable Laws and Governmental Orders, except where the failure to comply would not have a Material Adverse Effect. The Company is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to Buyer after the Closing.

(b) The Company has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties, except where the failure to have such Governmental Authorizations would not have a Material Adverse Effect. Schedule 4.18(b) lists each Governmental Authorization held by the Company. The Company has complied with all Governmental Authorizations applicable to it.

(c) The Company has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

(d) The Company has complied with all applicable export control and trade embargo Laws in connection with any actual or proposed transaction, except where the failure to comply would not have a Material Adverse Effect.

(e) The Company has complied with all applicable antiboycott Laws in connection with any actual or proposed transaction, except where the failure to comply would not have a Material Adverse Effect.

(f) The Company has never had a legal obligation to file any form, report, schedule, proxy statement or other document with the SEC, nor has the Company filed with the SEC any such form, report, schedule, proxy statement or other document.

(g) The Company has complied with all applicable state and federal securities laws in connection with the issue, sale, cancellation or repurchase of any of the Company’s capital stock, options, warrants or other securities, except where such failure would not have a Material Adverse Effect. No Person has any rescission rights, repurchase rights or other equity interest in the Company as a result of the Company’s failure to comply with such state and federal securities laws.

4.19 Environmental Matters

(a) As used in this Section 4.19, the following terms have the following meanings:

(i) “CERCLA” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii) “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, or any fees, fines, penalties or charges associated with any Governmental Authorization.

(iii) “Environmental Law” shall mean any Law, Governmental Authorization or Governmental Order, directive or permit relating to the environment, pollution, occupational health and safety, or the exposure of persons, living beings or property to Hazardous Materials, including but not limited to any Law, Governmental Authorization or Governmental Order, directive or permit pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release into the environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Hazardous Materials; (vii) the protection of wildlife, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles containing Hazardous Materials; and (ix) the health and safety of employees and other persons or living beings.

(iv) “Hazardous Materials” shall mean shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA); pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act); solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act); chemicals, PCBs, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof); or any other material (or article containing such material) subject to regulation under any Law, Government Authorization, Government Order or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

(v) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites, or any other list, schedule, log, inventory or record that is known by the Company and is maintained by any Governmental Entity with respect any Hazardous Materials.

(vi) “Regulatory Action” means any Litigation brought or instigated by any Governmental Entity in connection with any Environmental Costs, the Release of Hazardous Materials or any Environmental Law.

(vii) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release (as defined in CERCLA), threatened release or accidental release of any Hazardous Material.

(viii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action that could give rise to any Environmental Costs, or relates to the Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Seller, threatened against the Company.

(c) No Property is listed on a List.

(d) All transfer, transportation or disposal of Hazardous Materials by the Company to properties not owned, leased or operated by the Company has been in compliance with applicable Environmental Law, except where the failure to comply would not have a Material Adverse Effect. The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed on a List, or, to the Knowledge of Seller is (i) listed for possible inclusion on any List or (ii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e) Except as in compliance with Environmental Law, the Company has not used the Property as, nor to the Knowledge of the Seller, has any Person used the Property as, a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials.

(f) Except as in compliance with Environmental Law, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location.

(g) The Company at all times complied with all applicable Environmental Law, except where the failure to comply would not have a Material Adverse Effect.

(h) The Company has obtained all Governmental Authorizations relating to the Environmental Law necessary for operation of the Company, each of which is listed on Schedule 4.19(h), except where the failure to hold such Governmental Authorizations would not have a Material Adverse Effect. All Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement, except as would not have a Material Adverse Effect. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law, except where the failure to file would not have a Material Adverse Effect.

(i) The Company does not have any liabilities or obligations arising from the Release of any Hazardous Materials prior to the date of this Agreement or the storage of Hazardous Materials on the Property. No aboveground or underground storage tanks are located on, under or about the Property, or have been located on, under or about the Property and then subsequently been removed or filled. If any such storage tanks exist on, under or about the Property, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Law.

(j) No expenditure will be required in order for Buyer or the Company to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Company in a manner consistent with the present operation thereof.

(k) All environmental reports and investigations that Seller or the Company has obtained or ordered with respect to the Company or the Real Property are listed on Schedule 4.19(j).

(l) No Encumbrance has been attached or filed against the Company in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.20 Warranties.

The Company does not have any claims in excess of $5,000 individually or $25,000 in the aggregate pending or, to the Knowledge of Seller, threatened, for product liability or for breach of any warranty relating to any products sold or services performed by the Company. Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet.

4.21 Employees.

(a) Schedule 4.21 (a) lists each employee of the Company as of the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status.

(b) Schedule 4.21(b) lists each salaried employee of the Company as of the date of this Agreement and shows for each such employee annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position. To the Knowledge of Seller, no executive employee of the Company and no group of employees of the Company has any plans to terminate his, her or their employment. The Company has complied in all material respects at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. To the Knowledge of Seller, its labor relations are satisfactory. There are no workers’ compensation claims pending against the Company, or, to the Knowledge of Seller, any undisclosed workplace injuries that would give rise to such a claim. To the Knowledge of Seller, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(c) Schedule 4.21(c), Part 1, lists each employee of the Company as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was, to the Knowledge of Seller, true and complete at the time of filing. The Company received the appropriate notice of approval from the Department with respect to each such Work Permit. The Company has not received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Seller, threatened, to revoke or adversely modify the terms of any Work Permit. Except as set disclosed in Schedule 4.21(c), Part 2, to the Knowledge of Seller, no employee of the Company is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the Company hired after November 6, 1986, the Company has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(d) The employment of any terminated former employee of the Company has been terminated in accordance with any applicable Contract terms and applicable Law, except as would not have a Material Adverse Effect, and the Company does not have any liability under any Contract or applicable Law toward any such terminated employee. The transactions contemplated by this Agreement will not cause the Company to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(e) Since October 31, 2005, the Company has not made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Company and all such loans made prior to October 31, 2005 have been repaid in full.

(f) Within the last five years, the Company has not experienced any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Seller, threatened. No Litigation is pending respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i) the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii) the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii) the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv) the Office of Federal Contract Compliance or any corresponding state agency; and

(v) the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation, and to the Knowledge of Seller, there is no reasonable basis for any such Litigation.

(g) No employee of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(h) The Company has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(i) There has been no lay-off of employees or work reduction program undertaken by or on behalf of the Company in the past two years, and no such program has been adopted by the Company or publicly announced.

4.22 Employee Benefits

(a) Schedule 4.22 lists all Plans by name and provides a brief description identifying (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Company or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Company, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b) No corporation, trade or business (separately for each category below that applies): (i) is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code; (ii) is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code; (iii) is (or was during the preceding five years) the legal employer of Persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which the Company is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et seq. of ERISA) or the Family and Medical Leave Act.

(c) Schedule 4.22 lists, (i) the most recent determination letter received by the Company from the IRS regarding each Plan, where applicable, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC), (iv) where required, the financial statements for each Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes), (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

(d) Schedule 4.22 lists each employee of the Company who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(e) With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 4.22 lists (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f) (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in all material respects in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (vii) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g) (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of the Company for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code,

the Company is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h) The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(i) (i) No Litigation is pending, and to the Knowledge of the Seller, is threatened, with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) the Company has no actual or, to the Knowledge of Seller, potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) the Company has no actual or, to the Knowledge of Seller, potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan and (v) with respect to the Plans, the Company has no material liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any material liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law, (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements and (vii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code or under any applicable state Law that requires health care continuation.

4.23 Customers Schedule 4.23 lists the 5 largest customers of the Company for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the percentage of net sales by the Company attributable to such customer for each such period. No other customer during any of the foregoing periods generated more than five percent (5%) of the Company’s revenues in each such period. To the Knowledge of Seller, no customer listed on Schedule 4.23 has indicated that it will stop or decrease the rate of business done with the Company within the twelve month period prior to the Closing.

4.24 Suppliers Schedule 4.24 lists the 5 largest suppliers of the Company for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company attributable to such supplier for each such period. No supplier listed on Schedule 4.24 is a sole source of supply for the Company. No other supplier represented more than five percent (5%)of the Company’s purchases from all of its suppliers in any such period. To the Knowledge of Seller, no supplier listed on Schedule 4.24 has indicated to Seller or the Company that it will stop or decrease the rate of business done with the Company within the twelve month period prior to Closing.

4.25 Affiliate Transactions No Insider has any Contract with the Company (other than employment not represented by a written Contract and terminable at will), any loan to or from the Company or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Neither the Seller, nor to the Knowledge of Seller, any other Insider, has any direct or indirect interest in any competitor, supplier or customer of the Company or in any Person from whom or to whom the Company leases any property, or in any other Person with whom the Company otherwise transacts business of any nature. Schedule 4.25 lists all transactions between the Company and each Insider for each of the last two fiscal years and since the Last Fiscal Year End.

4.26 Brokerage No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or the Buyer Option Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated.

4.27 Availability of Documents Seller has delivered to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement.

4.28 Solvency The Company is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.28, “insolvent” means that the sum of the debts and other probable liabilities of the Company exceeds the present fair saleable value of its assets.

4.29 Disclosure This Agreement, the exhibits, the Disclosure Schedule, the Annual Financial Statements or the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.30 Disclaimer. THE PARTIES ACKNOWLEDGE AND AGREE THAT EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER OR THE COMPANY MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (AND EACH OF SELLER AND THE COMPANY HEREBY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO THE MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE OF ANY O F THE EQUIPMENT, FIXTURES, SUPPLIES OR OTHER PERSONAL PROPERTY OWNED BY THE COMPANY.

V. Representations and Warranties of Buyer

Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

5.1 Incorporation; Power and Authority Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, with all necessary power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements to which it will become a party and, upon approval by Buyer’s stockholders, the Buyer Option Agreement.

5.2 Valid and Binding Agreement The execution, delivery and performance of this Agreement, and the Ancillary Agreement to which Buyer will become a party have been duly and validly authorized by all necessary corporate action, except for approval of the issuance of Buyer Common Stock pursuant to the Buyer Option Agreement by the Buyer’s stockholders. Each of this Agreement and the Buyer Option Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each other Ancillary Agreement to which Buyer will become a party, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

5.3 No Breach; Consents The execution, delivery and performance of this Agreement, the Buyer Option Agreement and the other Ancillary Agreements to which Buyer will become a party will not (a) contravene any provision of the Organizational Documents of Buyer; (b) assuming approval of Buyer’s stockholders with respect to the Buyer Option Agreement, violate or conflict with any Law, Governmental Order or Governmental Authority in each case as in effect as of the date of this Agreement; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization, except for such filings as are required by the Nasdaq Capital Market or pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required regulatory or statutory period.

5.4 Brokerage Except for payments as may be due to Chris Toffales, a member of the Buyer’s board of directors, or companies affiliated with Mr. Toffales, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement or the Buyer Option Agreement based on any Contract made by or on behalf of Buyer for which Seller is or could become liable or obligated.

5.5 Investment Intent Buyer is acquiring the Shares for its own account for investment purposes, and not with a view to the distribution thereof.

5.6 Buyer Common Stock The shares of Buyer Common Stock will, upon approval of Buyer’s stockholders and when issued and delivered in accordance with this Agreement and the Buyer Option Agreement, be duly authorized, validly issued, fully-paid and nonassessable.

5.7 SEC Filings; Financial Statements

(a) Buyer has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act during the 12 months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Buyer SEC Reports”). The Buyer SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatements or omission in any Buyer SEC Report that was superseded by subsequent Buyer SEC Reports filed prior to October 10, 2005.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its consolidated Subsidiaries for the past three fiscal years included or incorporated by reference in the Buyer SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Buyer and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

5.8 Litigation. Except as disclosed in Buyer SEC Reports, no Litigation is pending or, to the Knowledge of the Buyer, threatened against Buyer. Buyer is not subject to any outstanding Governmental Order.

VI. Agreements of Seller

Seller agrees with Buyer that:

6.1 Conduct of the Business Seller will cause the Company to observe the following provisions to and including the Closing Date:

(a) the Company will conduct its business only (i) in the Ordinary Course of Business and in accordance with applicable Law; (ii) with written consent of Buyer; or (iii) as otherwise required in accordance with this Agreement;

(b) the Company will not amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except with written consent of Buyer or in accordance with Seller’s and the Company’s obligations under this Agreement;

(c) the Company will (i) use its Reasonable Best Efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it; (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer; and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Seller in this Agreement untrue at the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 4.9;

(d) except with the consent of Buyer or in the Ordinary Course of Business, the Company will not use extraordinary selling efforts that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

(e) except with written consent of Buyer, the Company will not (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return; (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns;

(f) the Company will not change any of its methods of accounting in effect on the Latest Balance Sheet Date, other than changes required by GAAP; and

(g) except with written consent of Buyer, the Company will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

6.2 Notice of Developments Prior to the termination or closing of the Buyer Option Agreement, Seller will promptly notify Buyer in writing if Seller should discover that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become as of the Closing Date, untrue in any respect. No disclosure pursuant to this Section 6.2 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.3 Pre-Closing Access Through the Closing Date, Seller will cause the Company to afford to Buyer and its authorized representatives reasonable access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, customers, suppliers and other information of the Company, and the workpapers of the Company’s independent accountants, and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company, provided that such access will not unduly interrupt the operations of the business of the Company. In addition, Seller will cause the Company to reasonably cooperate (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including employees, suppliers, customers and prospective customers of the Company, and to offer employment to employees of the Company. Subject to Laws, Buyer will have reasonable access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company for the purpose of preparing for and conducting employment interviews with all Active Employees. The Company will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in Section 7.4.

6.4 Waivers; Payment of Indebtedness To assure that Buyer obtains the full benefit of this Agreement, effective as of the Closing Date, Seller waives any claim it might have against the Company except as otherwise provided in this Section 6.4, whether arising out of this Agreement or otherwise, and irrevocably offers to terminate any Contract between Seller and the Company at no cost to the Company. Seller will cause the Members of the Immediate Family of Seller and any Person controlled by Seller to repay, in full, prior to the Closing, all indebtedness owed to the Company by such Person. Except for third-party actions which are covered and paid by the Company’s insurance, effective as of the Closing Date, Seller agrees that Seller will not make any claim for indemnification against the Company by reason of the fact that Seller was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity for any Loss (whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Litigation (whether such Litigation is pursuant to this Agreement, applicable Law or otherwise) and, except for third-party actions which are covered and paid by the Company’s insurance, waives and releases any claim for indemnification Seller may have against the Company. In order to assure that Buyer achieves the full benefit of this Agreement, effective as of the Closing, Seller waives any claim it might have against the Company by virtue of the representations and warranties pertaining to the Company under this Agreement.

6.5 Conditions Seller will use his Reasonable Best Efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the applicable Closing Date.

6.6 Consents and Authorizations; Regulatory Filings Seller will use Reasonable Best Efforts to obtain, and to cause the Company to obtain, on or before the Closing, all Consents and Governmental Authorizations necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement and the Buyer Option Agreement or that could, if not obtained, adversely affect the conduct of the business of the Company as it is conducted or proposed to be conducted, including those listed on Schedule 4.3 and Schedule 6.6 (the “Required Consents”).

6.7 No Sale Seller will not sell, pledge, transfer or otherwise place any Encumbrance on any Shares owned by Seller other than the Buyer Option pursuant to the terms and conditions of the Buyer Option Agreement.

6.8 Litigation Support In the event and for so long as Buyer or the Company is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company, Seller will reasonably cooperate in the contest or defense as may be reasonably necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under Article X of this Agreement).

6.9 Nondisparagement Seller will not take any action without Buyer’s prior written consent that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to the Closing. At Buyer’s request, Seller will refer all customer inquiries relating to the business of the Company to Buyer from and after the Closing.

6.10 Assignment of Confidentiality Agreements Effective upon the Closing, to the fullest extent permitted by law (and assuming the terms are assignable), Seller hereby assigns all of Seller’s right, title and interest in and to any confidentiality agreement to which Seller or the agent of Seller may be a party pertaining to the confidentiality of information relating to the Company or the hiring of employees of the Company. Seller will request the return or destruction of information covered by any such agreement within two business days of the date of this Agreement to the broadest extent permitted by such confidentiality agreement.

6.11 Covenant Not to Compete As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Seller under this Agreement for the goodwill of the business of the Company, Buyer shall execute and deliver the Noncompetition Agreement in the form attached hereto as Exhibit E.

6.12 Release of Claims Seller and his successors and assigns waive, release and agree not to bring any claim, demand, cause of action or proceeding, including any cost recovery action against Buyer under CERCLA, as amended, or any state equivalent or any similar Law now existing or hereinafter enacted, which relates to, or is found to have related to, the use of the Company’s properties by the Company or Seller.

6.13 401(k) Termination The Company will take all actions necessary to terminate the Company’s 401(k) Plan at least one business day prior to the Closing Date. To the extent permitted by law and the terms of the defined contribution plan maintained by Buyer (“Buyer’s 401(k) Plan”), Buyer shall permit (but not require) the participants in the Company’s 401(k) Plan to elect to roll over such assets (including any notes representing participant loans) directly to Buyer’s 401(k) Plan. In the event any participant under the Company’s 401(k) plan elects not to roll over the funds held in such plan on his or her behalf, then Seller agrees to cause the Company’s 401(k) Plan to make a lump sum distribution to such participant in such plan. Buyer shall be solely responsible for all costs and expenses incurred to terminate the Company’s 401(k) Plan.

VII. Agreements of Buyer

Buyer agrees with Seller that:

7.1 Conditions Buyer will use its Reasonable Best Efforts to cause the conditions set forth in Section 8.2 (other than Section 8.2(a)) to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the applicable Closing Date.

7.2 Buyer Stockholders’ Meeting

(a) Buyer will take all action necessary under all applicable Laws to call, give notice of and hold a meeting of its stockholders to vote on a proposal to approve the issuance of the Buyer Common Stock to be issued pursuant to the Buyer Option Agreement (the “Buyer Stockholders’ Meeting”). The Buyer Stockholders’ Meeting will be held on a date selected by the Buyer as promptly as practicable after the date of this Agreement (subject to any applicable Nasdaq limitations). The Seller or a representative of the Seller shall be allowed to attend the Buyer Stockholders’ Meeting. Buyer will ensure that all proxies solicited in connection with the Buyer Stockholders’ Meeting are solicited in compliance with all applicable Laws. Prior to distribution of the proxy solicitation materials, the Seller shall have the right to review and suggest changes to the proxy solicitation materials. The board of directors of Buyer shall recommend to the Buyer’s stockholders that they approve the issuance of Buyer Common Stock pursuant to the Buyer Option Agreement unless such recommendation shall constitute a breach of a director’s fiduciary duties to the Buyer or its stockholders based on the facts and circumstances at that time.

7.3 Listing Buyer will use its Reasonable Best Efforts to cause the shares of Buyer Common Stock being issued pursuant to the Buyer Option Agreement to be approved for listing (subject to notice of issuance) on the Nasdaq Capital Market.

7.4 Employment; Employee Benefits

(a) Nothing in this Agreement will be construed to create a right in any employee of the Company to employment with Buyer, the Company or any Subsidiary of Buyer, and, subject to any agreement between an employee and Buyer, the Company or any Subsidiary of Buyer, the employment of each employee of the Company who continues employment with Buyer, the Company or any Subsidiary of Buyer after the Closing Date (a “Continuing Employee”) will be “at will” employment.

(b) Each Continuing Employee will be eligible to continue to participate in the Company’s health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 7.4(b) or elsewhere in this Agreement will limit the right of Buyer or the Company to amend or terminate any such health, vacation or other employee benefit plan at any time. Nothing in this Section 7.4(b) will be interpreted to require Buyer to provide for the participation of any Continuing Employee in any Buyer Plan.

7.5 Registration Statement Buyer agrees to enter into that certain Registration Statement with Seller in the form attached hereto as Exhibit D at the Closing.

VIII. Conditions to Closing

8.1 Conditions to Buyer’s Obligations The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Buyer (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties of the Company and Seller set forth in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.4 and any representations and warranties of the

Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties. All other representations and warranties set forth in Articles III and IV of this Agreement were true and correct when made and will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (in each case without taking into account any supplemental disclosures after the date of this Agreement by Seller or the Company or the discovery of information by Buyer);

(b) Seller will have performed and complied with each of his agreements contained in this Agreement in all material respects;

(c) Seller will have obtained all of the Required Consents;

(d) Buyer will have obtained each Governmental Authorization required to operate the business of the Company in the manner it was operated prior to the Closing Date and as proposed to be conducted;

(e) The Company shall have provided to Seller a satisfactory Phase 1 environmental study on the Company’s facility;

(f) Buyer will have received evidence satisfactory to it that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement and the Buyer Option Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Buyer Option Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement and the Buyer Option Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement or the Buyer Option Agreement on Buyer or the Company or any of their respective officers or directors;

(g) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Buyer Option Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(e);

(h) No Material Adverse Effect will have occurred;

(i) No Person will have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price;

(j) Buyer will have received from counsel for Seller and the Company a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer’s counsel, in the form set forth in Exhibit I;

(k) Buyer, one of its Subsidiaries and/or the Company will have entered into an Employment Agreement and Non-Competition Agreement with Seller, in the forms of Exhibit J and Exhibit E, respectively, such agreements will be in full force and effect and none of such Persons will have indicated any intention of not fulfilling his or her obligations under any such agreement;

(l) The Company will have entered into Proprietary Information Agreements with Seller, Barbara H. Looney and Russell D. Jedlicka, in the form of Exhibit K;.

(m) The Company will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.5(c)(i), and such agreements so delivered will be in full force and effect;

(n) The Company will not have been, or will not have been threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature;

(o) Not more than 5% of the full time employees of the Company and none of the members of the senior management team of the Company (excluding Russell D. Jedlicka) will have indicated that they will not continue their employment after the Closing Date;

(p) The Company Warrants shall have been cancelled or redeemed, and the consideration for such cancellation or redemption shall have been paid by Seller.

(q) Buyer will have received a statement from the holder of each debt of the Pre-Closing Indebtedness of the Company listed on Schedule 2.2(a)or such other evidence as may be reasonably acceptable, if any, dated the Closing Date, confirming that such indebtedness, including all accrued interest thereon, has been satisfied or repaid in full;

(r) Buyer will have received certificates dated as of a date not earlier than five business days prior to the Closing Date as to the good standing of the Company and payment of all applicable state Taxes by the Company, executed by the appropriate officials of the States of Texas and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation as specified in Schedule 4.1;

(s) Those key employees of the Company identified on Schedule 8.1(s), or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date; and

(t) No Person shall have obtained a temporary or permanent injunction that relates to any of the Intellectual Property presently used or embodied, or currently proposed to be used or embodied, in the Company’s products, or shall have claimed that the Company’s products otherwise violate the Intellectual Property rights of such Person.

(u) Buyer will have received the text of the resolution adopted by the board of directors (or similar body) of the Company dated at least one business day prior to the Closing Date terminating the Company’s 401(k) Plan on the date immediately before the Closing Date in accordance with the terms of the plan documents for such plan.

Upon Closing, any of the foregoing conditions that has not been satisfied shall be deemed irrevocably waived but shall not impact the enforceability of the representations and warranties contained herein.

8.2 Conditions to Seller’s Obligations The obligation of Seller to take the actions required to be taken by him at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Seller (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article V of this Agreement were true and correct when made and will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties;

(b) Buyer will have performed and complied with each of its agreements contained in this Agreement in all material respects;

(c) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(d) Seller will have received evidence satisfactory to it that no Litigation is pending (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement and the Buyer Option Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Buyer Option Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company, or to compel Buyer or any of its Subsidiaries or the Company to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company, as a result of the transactions contemplated by this Agreement and the Buyer Option Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this

Agreement or the Buyer Option Agreement on Buyer or the Company or any of their respective officers or directors;

(e) Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.5(c)(ii); and

(f) Seller will have received from counsel for Buyer a written opinion, dated the Closing Date, addressed to Seller and satisfactory to Seller’s counsel, in form set forth in Exhibit I.

Upon Closing, any of the foregoing conditions that has not been satisfied shall be deemed irrevocably waived but shall not impact the enforceability of the representations and warranties contained herein. .

IX. Termination

9.1 Termination This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Seller, if

(i) Buyer has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii) the transactions contemplated by this Agreement, other than the Option Closing, will not have been consummated on or before the Closing Date; provided, that Seller will not be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if Seller’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(iv) any of the conditions set forth in Section 8.2 will have become impossible to satisfy; or

(v) the Closing has not occurred on or before December 31, 2005.

(c) by Buyer, if

(i) Seller has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii) the transactions contemplated by this Agreement, other than the Option Closing, will not have been consummated on the Closing Date; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 8.1(c);

(iv) a Material Adverse Effect will have occurred;

(v) any of the conditions set forth in Section 8.1 will have become impossible to satisfy;

(vi) the Company will have been materially adversely affected in any way as a result of fire, explosion, disaster, accident, labor dispute, any action by any Governmental Entity, flood, act of war, terrorism, civil disturbance or act of nature; or

(vii) any Person shall have obtained a temporary or permanent injunction that relates to any of the Intellectual Property presently used or embodied, or currently proposed to be used or embodied, in the Company’s products, or shall have claimed that the Company’s products otherwise violate the Intellectual Property rights of such Person.

9.2 Effect of Termination The right of termination under Section 9.1 is in addition to any other rights Buyer or Seller may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article XII of this Agreement will survive indefinitely unless sooner terminated or modified by the parties in writing.

X. Indemnification

10.1 Indemnification by Seller

(a) For matters for which notice is provided during the applicable periods set out in Section 10.1(d) and except as further modified by other provisions of this Section 10.1, Seller will indemnify Buyer and hold it harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Seller or the Company contained in this Agreement or in the Disclosure Schedule as of the Closing Date or in any closing certificate delivered by or on behalf of Seller pursuant to this Agreement; (ii) any matter disclosed on Schedule 10.1; (iii) Seller’s failure to discharge any Pre-Closing Indebtedness; (iv) Seller’s failure to effectuate the cancellation or redemption of Company

Warrants; (v) any liability of the Company for Taxes incurred on or prior to the Closing Date, except for Taxes covered by reserves or accruals on the Closing Date Balance Sheet; (vi) any claim by a customer of the Company for a credit, discount or payment arising out of any sales made by the Company on or prior to the Closing Date; (vii) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. 2101(a)(6), caused by any action of the Company prior to the Closing; (viii) any Plan established or maintained by the Company, but only to the extent that such Loss arises or is incurred prior to the Closing Date or the facts giving rise to such loss occurred prior to the Closing Date; (ix) any breach of any of the agreements of Seller contained in this Agreement or the Buyer Option Agreement; (x) failure to convey to Buyer good, valid and marketable title to the Shares, free and clear of all Encumbrances ; (xi) any former shareholder of the Company or other Person shall have asserted any rights in the assets of the Company or with respect to the ownership of any equity interest in the Company; (xii) the inquiry or resulting action taken by the Department of Labor set forth on Schedule 4.16 hereto, or (xiii) any Losses related to the recharacterization or revaluation of Seller’s Personal Goodwill. All of such Losses set forth in this Section 10.1(a) are referred to as “Buyer Losses”.

(b) Seller’s obligation to indemnify Buyer for Buyer Losses resulting from breaches or inaccuracies of Section 3.4, Section 4.3and Sections 4.6 through 4.29 will arise only if the aggregate amount of all Buyer Losses from breaches or inaccuracies of Section 3.4, Section 4.3 and Sections 4.6 through 4.29 (without regard to any materiality qualifiers) exceeds $100,000 (the “Basket Amount”), in which case Seller will be liable for the aggregate amount of all Buyer Losses from breaches or inaccuracies of Section 3.4, Section 4.3and Sections 4.6 through 4.29 in excess of $25,000.

(c) Seller’s liability under this Article X of this Agreement will not exceed 60% of the total consideration actually received by Seller or held in escrow on account of the sale of Shares to Buyer.

(d) If Buyer has a claim for indemnification under this Section 10.1, Buyer must give to Seller one or more written notices of Buyer Losses or a notice that, as a result of a proceeding instituted or written claim made for which Buyer reasonably expects to incur Buyer Losses for which Buyer is entitled to indemnification hereunder (each a “Buyer Claim”), with a copy to the Escrow Agent, prior to the first anniversary of the Closing Date, except for: (i) Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 4.14 or 4.19, for which Buyer must give notice of a Buyer Claim prior to the third anniversary of the Closing Date, (ii) Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 4.13, 4.21, or 4.22, for which Buyer must give notice to Seller of a Buyer Claim prior to six months after the expiration of the applicable statute of limitations, and (iii) Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.4, 4.5 or 4.10, or any breach of any of the agreements by Seller contained in this Agreement, for which there shall be no deadline for giving notice of a Buyer Claim. Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed prior to the Closing Date, unless Buyer has given notice of a Buyer Claim to Seller within the time limitations set forth in this Section 10.1(d). Any notice of a Buyer Claim shall state in reasonable detail with supporting documentation the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it shall state the claimed amount of the Buyer Loss to the extent then known by Buyer. If Seller notifies Buyer that Seller does not dispute the claim described in such notice or fails to notify Buyer within 20 business days after Seller has given such notice to Buyer whether Seller disputes the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be admitted by Seller, and Seller will pay the amount of such Buyer Loss to Buyer pursuant to the procedures in this Section and the Escrow Agreement. If Seller has timely disputed the liability of Seller with respect to a Buyer Claim (or an amended Buyer Claim), Seller and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after Buyer gives notice of the Buyer Claim to Seller, Buyer may seek judicial recourse. In order to assert its right to indemnification under this Article X, Buyer will not be required to provide any notice except as provided in this Section 10.1(d). If a written notice does not state the amount of Buyer Losses claimed, such omission will not preclude Buyer from recovering from Seller the amount of Buyer Losses with respect to the Buyer Claim described in such notice if any such amount is determined.

(e) Subject to Section 10.4(b) below, Buyer Losses will be paid to Buyer first out of out of the Seller Stock Escrow Fund and then out of the Buyer Stock Escrow Fund in accordance with Section 10.4 of this Agreement and the Escrow Agreement. In the event that any Buyer Losses exceed the aggregate of the Seller Stock Escrow Amount and the Buyer Stock Escrow Amount, (i) Seller will pay the excess amount of any Buyer Loss to Buyer within 10 days following the determination of Seller’s liability for, and the amount of, a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.1, by agreement between Buyer and Seller, by arbitration award or by final adjudication), and (ii) Buyer may, at its sole option, elect to recoup all or any part of any Buyer Loss it suffers which is in excess of the Seller Stock Escrow Amount and the Buyer Stock Escrow Amount (in lieu of seeking any further indemnification to which it is entitled under this Article X) by providing prior written notice to Seller of such election and offsetting the amount of any payment Buyer is required to make pursuant to Section 2.6 or Section 2.2(b)(ii) of this Agreement or by offsetting payments to be made to Seller under the Buyer Option Agreement, or any combination of the foregoing. In the event Buyer elects to offset payments required to be made by Buyer under the Buyer Option, the Option Purchase Price shall be reduced by the amount of such offset.

10.2 Indemnification by Buyer

(a) Buyer will indemnify Seller and hold him harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement or arising from the operation of the Company by Buyer after the Closing Date; or (ii) any breach of any of the agreements of Buyer contained in this Agreement or the Buyer Option Agreement. All of such Losses set forth in this Section 10.2(a) are referred to as “Seller Losses”). Notwithstanding the foregoing, Seller Losses shall not include any Losses that are or at any time were Buyer Losses hereunder.

(b) Buyer’s obligation to indemnify Seller for the Seller Losses will arise only if the aggregate amount of all Seller Losses exceeds $100,000 (the “Seller’s Basket Amount”), in which case Buyer will be liable for the aggregate amount of all Seller Losses in excess of $25,000.

(c) Buyer’s liability under this Article X will not exceed 60% of the total consideration actually received by Seller or held in escrow on account of the sale of the Shares to Buyer.

(d) If Seller has a claim for indemnification under this Section , Seller must deliver to Buyer one or more written notices of Seller Losses or a notice that, as a result of a proceeding instituted or written claim made for which Seller reasonably expects to incur Seller Losses for which Seller is entitled to indemnification hereunder(a “Seller Claim”), prior to the first anniversary of the Closing Date. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed prior to the Closing Date, unless Seller has given written notice of the Seller Claim to Buyer in a timely manner. Any written notice of a Seller Claim shall state in reasonable detail the basis for such Seller Losses to the extent then known by Seller and the nature of Seller Losses for which indemnification is sought, and it shall state the amount of Seller Losses claimed. If Buyer notifies Seller that Buyer does not dispute the Seller Claim described in such notice or fails to give notice to Seller within 20 business days after receipt of such notice by Buyer whether Buyer disputes the claim described in such notice, Seller Losses in the amount specified in Seller’s notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Losses to Seller. If Buyer has timely disputed its liability with respect to such claim, Buyer and Seller will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after Seller has given notice of the Seller Claim to Buyer, Seller may seek judicial recourse. If a written notice does not state the amount of Seller Losses claimed, such omission will not preclude Seller from recovering from Buyer the amount of Seller Losses with respect to the claim described in such notice if any such amount is promptly once determined. In order to assert its right to indemnification under this Article X, Seller will not be required to provide any notice except as provided in this Section 10.2.

(e) Buyer will pay the amount of any Seller Losses to Seller within 10 days following the determination of Buyer’s liability for and the amount of the Seller Losses (whether such determination is made pursuant to the procedures set forth in this Section 10.2, by agreement between Seller and Buyer, by arbitration award or by final adjudication).

10.3 Third-Party Actions

(a) Either Seller or Buyer shall provide to the other, as applicable, prompt written notice of the commencement of any Litigation initiated by any third party for which indemnification may be owed (a “Third-Party Action”). At Seller’s option, Seller may, with the consent of Buyer (which consent shall not be unreasonably withheld), contest and defend any indemnified Loss from any Third Party Action for which Seller has an obligation to provide indemnity or in which Seller is a party. Notice of the intention to so contest and defend will be given by Seller to Buyer within 20 business days after giving of notice of such Third-Party Action (but, in all events, at least ten (10) business days prior to the date that a response to such Third-Party Action is due to be filed). If Seller assumes such contest and defense, it will be conducted by reputable attorneys retained by Seller, which attorneys must be reasonably acceptable to Buyer. Buyer will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. The parties will cooperate with one another in the conduct of defense of any Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Company if relevant to the defense of such Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of Buyer or the Company or cause either party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such party to become public.

(b) If Seller does not contest and defend a Third-Party Action, Buyer will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Seller’s cost and expense. Seller will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Buyer Indemnified Party with claims for reimbursement subject to other provisions of this Section.

(c) Neither Buyer nor Seller may concede, settle or compromise any Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld.

10.4 Escrow

(a) Except as set forth in Section 10.4(b) below, the indemnification obligations of Seller will be satisfied first from the Seller Stock Escrow Fund and then from the Buyer Stock Escrow Fund; provided that Seller will remain responsible for any liability (including the costs and expenses of defense and the cost of any judgment or settlement) in excess of the assets that are available in the Seller Stock Escrow Fund and the Buyer Stock Escrow Fund (collectively, the “Stock Escrow Fund”). The availability of the Stock Escrow Fund will not affect Buyer’s rights and remedies under this Article X.

(b) Notwithstanding Section 10.4(a) above, Seller’s obligations under the post-closing adjustment described in Section 2.6 shall first be satisfied by transfer of monies in the Cash Escrow Fund to Buyer. The Cash Escrow Fund shall not be available to satisfy any other Buyer Losses. If the funds available in the Cash Escrow Fund are not sufficient to satisfy Seller’s obligations under Section 2.6, then such obligations shall be satisfied first from the Seller Stock Escrow Fund and then from the Buyer Stock Escrow Fund; and Seller will remain responsible for any liability (including the costs and expenses of defense and the cost of any judgment or settlement) arising from Seller’s obligations under Section 2.6 in excess of the assets are available in the Stock Escrow Fund.

(c) Any Buyer Claim against the Cash Escrow Fund must be made on or before the earlier of (i) thirty (30) days following the filing of Buyer’s consolidated financial statements with the SEC which include the Company’s revenues for the quarter ended December 31, 2005 or (ii) ninety (90) days after the Closing Date (the “Cash Escrow Termination Date”). Any Buyer Claim against the Stock Escrow Fund must be made on or before the date that is eighteen (18) months after the Closing (the “Stock Escrow Termination Date”). Notwithstanding the foregoing, a portion of the Cash Escrow Fund or the Stock Escrow Fund shall be required to remain in escrow after the Cash Escrow Termination Date or Stock Escrow Termination Date, as applicable, in an amount sufficient to satisfy any unsatisfied claims specified in a written notice tendered to the escrow agent in accordance with the terms of the Escrow Agreement, prior to the

Cash Escrow Termination Date or Stock Escrow Termination Date, as applicable (in which case any representation or warranty to which such claim applies shall continue to survive until such time as the claim is settled or a final award or judgment has been issued with respect thereto).

(d) Subject to Section 10.4(c), Seller shall be entitled to receive, upon the Cash Escrow Termination Date or Stock Escrow Termination Date, as applicable, any Cash Escrow Amount, Seller Stock Escrow Amount or Buyer Stock Escrow Amount, as applicable, not applied by Buyer to the payment of a claim in a manner consistent with this Article X, the Escrow Agreement. As a condition to the release of the balance of the Cash Escrow Fund to Seller after the Cash Escrow Termination Date, however, Seller shall deposit into the Seller Stock Escrow Account all of Seller’s remaining Shares unless the Buyer Option has already been exercised by Buyer by such time.

(e) In the event that a claim for indemnification is paid out of the Seller Stock Escrow Fund, such shares of Company Common Stock shall be valued for the purpose of discharging such indemnification liability at $2,333.33 per share. In the event that a claim for indemnification is paid out of the Buyer Stock Escrow Fund, such shares of Buyer Common Stock shall be valued for the purpose of discharging such indemnification liability at the higher of (i) the Buyer Common Stock Price or at Seller’s option, (ii) the closing price of Buyer’s Common Stock on the Nasdaq Capital Market on the date of such payment if such Closing price exceeds the Buyer Common Stock price.

10.5 Sole and Exclusive Remedy Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies. After the Closing, the rights set forth in Sections 10.1, 10.2 and, to the extent applicable, 10.3 will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Articles III through V of this Agreement and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

10.6 Tax Adjustment Any payment to Buyer under this Article X will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price. In calculating any Loss, the amount will be increased to give effect to any Tax related to the receipt of any payment and the amount will be decreased to give effect to any benefit related to the increase of such Loss to the extent actually received by Buyer.

XI. Allocation of Taxes; Tax Return

11.1 Allocation of Tax Liabilities Seller will be responsible for all Taxes incurred by the Company regardless of when due and payable, with respect to all Tax periods ending on or prior to the Closing Date; provided, however, Seller will not be responsible for property Taxes to the extent such Taxes are accrued or reserved on the Closing Date Balance Sheet. The Company will be liable for all Taxes incurred beginning the day after the Closing Date.

11.2 Tax Return

(a) Seller will include the income or loss of the Company for all Tax periods ending on or before the Closing Date on Seller’s timely filed income Return and will file all such Return when due (including extensions). Seller will cause to be prepared, and will cause to be filed when due (including any extensions), all other Returns of the Company for all Tax periods ending on or before the Closing Date for which Returns have not been filed as of such date. Where such other Return must be filed by the Company, upon the request of Seller, Buyer will cause such Return to be filed when due (including any extensions). Seller will submit copies to Buyer at least 10 days prior to the due date, as it may be extended, for Buyer’s review and approval, which will not be unreasonably delayed or withheld. Seller will cause all such Return to be accurate and complete in accordance with applicable Laws and to be prepared on a basis consistent with the Return filed by or on behalf of the Company for the preceding Tax period.

(b) Buyer will prepare and file when due (including any extensions) all Returns of the Company for Tax periods ending after the Closing Date; provided, however, that Seller will have the right to review and approve prior to filing all Return for any Tax period that includes the Closing Date or any period prior to the Closing Date, which approval shall not be unreasonably withheld.

11.3 Income and Loss Allocation For purposes of this Article XI, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Tax period ending on the Closing Date will (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period had ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.

11.4 Cooperation After the Closing Date, Buyer and Seller will make available to the other, as reasonably requested, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of the Company with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date. Buyer and Seller will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof. Buyer will prepare and provide to Seller any information or documents reasonably requested by Seller for Seller’s use in preparing or reviewing the Return referred to in Section 11.2. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.

11.5 Audits Each party will promptly notify the other in writing upon receipt by such party of notice of any pending or threatened Tax liabilities of the Company for any (i) Tax period ending on or before the applicable Closing Date or (ii) Tax Period ending after the applicable Closing Date but which includes the applicable Closing Date. Seller will have the sole right to represent the interests of the Company in any Tax audit or administrative or court proceeding for Tax periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense, and Buyer and Seller agree to cooperate in the defense of any claim in such proceeding. Seller will have the right to participate at its expense in representing the interests of the Company and in any Tax audit or administrative or court proceeding for any Tax period ending after the Closing Date, if and to the extent that such period includes any Tax Period before the Closing Date, and to employ counsel of its choice at its expense. Seller and Buyer agree to cooperate in the defense of any claim in such proceeding.

11.6 Tax Refunds

(a) All refunds of Taxes relating to the Company received by Seller or Buyer with respect to Tax periods ending on or before the Closing Date and involving Seller’s tax returns will be for the account of Seller. Upon Buyer’s receipt of any such tax refund, Buyer will pay over to Seller any such refunds that Buyer may receive.

(b) All other refunds of Taxes with respect to the Company with respect to Tax periods beginning on or after December 31, 2005, will be for the account of the Company.

11.7 Tax Sharing Agreements All tax sharing agreements between Seller, on the one hand, and the Company, on the other hand, will be terminated as of the Closing Date.

XII. General

12.1 Press Releases and Announcements The transactions contemplated by this Agreement will be publicly announced by Buyer within four (4) business days after execution of this Agreement. Prior to such announcement, Buyer shall provide Seller with a copy of the press release and related SEC Form 8-K and Seller shall have an opportunity to make reasonable comments on, and consent to, the content of the press release, which consent shall not be unreasonably withheld. Any other public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, shall only be issued, if at all, at such time and in such manner as the parties mutually determine and approve. All parties will have the right to be present for any in-person announcement by the Company. Unless consented to by Buyer or required by Law, Seller will keep, and Seller will cause the Company to keep, this Agreement and the transactions contemplated by this Agreement strictly confidential.

12.2 Expenses Except as otherwise expressly provided for in this Agreement, Seller, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Seller, the expenses incurred by the Company and Seller) in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

Seller agrees that the Company will not bear, after the Closing Date, any of Seller’s expenses in connection with the transactions contemplated by this Agreement. Seller will pay all amounts payable to Waterview Advisors. Prior to the Closing, the Company will pay all expenses incurred in connection with the Phase 1 environmental report on current or prior facilities. Buyer will pay all amounts payable to Chris Toffales or his affiliates. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement. All amounts payable by Seller and the Company shall be paid prior to or at the Closing.

12.3 Amendment and Waiver This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.4 Notices All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) one business day after deposit with a nationally recognized overnight courier service (which is prepaid and provides for next day package delivery), or (iii) five business days after being mailed, if sent by first class mail, certified mail, return receipt requested and postage prepaid. Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing in accordance with this Section 12.4, be sent to the address indicated below:

If to Buyer:

Irvine Sensors Corporation

3001 Red Hill Avenue

Building #4

Costa Mesa, CA 92626

Attn: Chief Executive Officer

With a copy to:

Dorsey & Whitney LLP

38 Technology Drive

Irvine, CA 92618

Attn: Ellen S. Bancroft, Esq.

If to Seller:

Timothy Looney

4306 Savannah Circle

Parker, TX 75002

With a copy to:

Haynes Boone LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102

Attn: Stephen M. Pezanosky, Esq.

12.5 Assignment Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Persons, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.6 No Third-Party Beneficiaries Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

12.7 Severability Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.8 Complete Agreement This Agreement, the Buyer Option Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Each party acknowledges that the other parties have made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement

12.9 Schedules The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Articles III and IV of this Agreement. The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement unless it is clear from a reading of the disclosure that such disclosure is applicable to other schedules as well.

12.10 Signatures; Counterparts This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

12.11 Governing Law THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT; PROVIDED, HOWEVER, THAT FOR ENVIRONMENTAL MATTERS, TEXAS LAW AND FEDERAL LAW SHALL GOVERN.

12.12 Specific Performance Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

12.13 Jurisdiction Subject to the procedures specified in Article II of this Agreement, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Irvine, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world. Nothing in this Section 12.13 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

12.14 Construction The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

12.15 Time of Essence With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, Buyer, Seller and the Company have executed this Stock Purchase Agreement as of the date first above written.

BUYER:		COMPANY:

IRVINE SENSORS CORPORATION, a Delaware corporation		OPTEX SYSTEMS, INC., a Texas corporation

By:	/s/ JOHN CARSON	By:	/s/ TIMOTHY LOONEY
	John Carson,		Timothy Looney,
	Chief Executive Officer		Chief Executive Officer

SELLER:

/s/ TIMOTHY LOONEY
Name:	Timothy Looney

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SPOUSAL ACKNOWLEDGMENT

The undersigned is the spouse of Timothy Looney (the “Seller”) and has read and hereby approves the foregoing Stock Purchase Agreement among Irvine Sensors Corporation, a Delaware corporation, Optex Systems, Inc., a Texas corporation (the “Company”), and the Seller (the “Agreement”). The undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the sale of all of Seller’s interest in the Company and its securities, which shall include all of such spouse’s community property interests therein, for no additional payment to spouse.

/s/ BARBARA LOONEY
BARBARA LOONEY